UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 18, 2011
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)		49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement
Effective July 18, 2011, the Board of Directors of Herman Miller, Inc. amended the Change in Control Agreements for the Company's Chief Executive Officer, Brian C. Walker, and certain other key executives to eliminate the tax gross up provisions.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 18, 2011, the Herman Miller, Inc. Board of Directors and the Executive Compensation Committee (1) awarded long term incentive awards to the CEO and other key executives under the Long Term Incentive Plan (LTIP) for the 2011 fiscal year, consisting of their FY 2011 target award and restoration of 25% of their FY 2010 target award that had been withheld from all LTIP participants in July 2010 and was restored to all LTIP participants except the Named Executive Officers in January 2011; and (2) approved new base salary levels and established target payout percentages under the Executive Incentive Cash Bonus Plan and the LTIP for the CEO and other key executives for fiscal year 2012. Achievement of the targets under the cash bonus plan is primarily based upon economic value added (EVA) improvement from the previous year as determined by the Executive Compensation Committee. The table below presents the amount of the 2010 LTIP award that was restored, the new base salaries effective as of July 18, 2011, and target, cash bonus, and LTIP percentages for the Company's Named Executive Officers for the Company's 2012 fiscal year beginning May 29, 2011.

Name of Executive	Restoration of FY 2010 Long Term Incentive	FY 2012 Base Salary	FY 2012 Target Bonus as a % of Normalized Salary	FY 2012 Target Value of Grants Under LTIP as a % of Normalized Salary
Brian C. Walker	$405,000	$740,000	100%	250%
Gregory J. Bylsma	$62,500	$350,000	65%	100%
Curtis S. Pullen	$87,500	$365,000	65%	100%
Kenneth Goodsen	$60,750	$285,000	65%	100%
Andy Lock	$82,500	£225,000	65%	75%

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HERMAN MILLER, INC.
(Registrant)

Dated: July 22, 2011	By:	/s/ James E. Christenson
James E. Christenson
Senior Vice President, Legal Services and Secretary